EXHIBIT III

FINANCIAL STATEMENTS FOR THE FINANCIAL YEAR ENDED DECEMBER 31, 2019

INTRODUCTION TO THE FINANCIAL STATEMENTS

The Bank’s financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”). The accounting principles applied in NIB’s financial statements differ in certain respects from the accounting principles generally accepted in the United States (“U.S. GAAP”). Such differences may be related to variance in the standards for recognition or measurement of amounts included in the financial statements or IFRS may lack of specific requirements or guidance that is available for U.S. GAAP in certain areas. In addition, presentation and disclosure requirements may differ between IFRS and U.S. GAAP.

The financial statements of the Bank for the financial year 2017 have been audited by KPMG Oy Ab and KPMG AB, as indicated in their reports included in the Bank’s previous Form 18-K filing for the financial year ended December 31, 2017 and incorporated by reference into the Bank’s Registration Statement under Schedule B of the Securities Act (No. 333-217876) and elsewhere herein, respectively.

The financial statements of the Bank for the financial years 2018 and 2019 have been audited by Ernst &Young Oy and Ernst & Young AB as indicated in their report included in the Bank’s Form 18-K filing for the financial year ended December 31, 2018 and 2019 and incorporated by reference into the Bank’s Registration Statement under Schedule B of the Securities Act (No. 333-217876) and elsewhere herein, respectively.

The auditors were appointed by the Control Committee of the Bank. See Exhibit V to this Annual Report on Form 18-K, “Description of the Registrant – Governance”.

For the financial year 2017 NIB appointed Authorized Public Accountant Marcus Tötterman, representing the accounting firm KPMG Oy Ab, Finland and Authorized Public Accountant Anders Tadge, representing KPMG AB, Sweden as its independent joint auditors.

In accordance with the Bank’s audit rotation policy and based on a tender process, the Control Committee of NIB appointed Authorized Public Accountant Terhi Mäkinen, representing the accounting firm Ernst &Young Oy, Finland, and Authorized Public Accountant Mona Alfredsson, representing Ernst & Young AB, Sweden as NIB’s independent joint auditors for the financial year 2018.

For the financial year 2019 and 2020 NIB appointed Authorized Public Accountant Terhi Mäkinen, representing the accounting firm Ernst &Young Oy, Finland, and Authorized Public Accountant Mona Alfredsson, representing Ernst & Young AB, Sweden as its independent joint auditors.

NORDIC INVESTMENT BANK

Statement of comprehensive income 1 January – 31 December

EUR 1,000	Note	2017	2018	2019
Interest income from financial assets held at amortised cost		284,278	298,371	315,241
Interest income from financial assets held at fair value		15,838	24,711	25,768
Interest expense		-61,793	-99,590	-129,280

Net interest income	(3) (4)	238,323	223,492	211,729

Commission income and fees received	(5)	8,536	13,271	9,462
Commission expense and fees paid		-2,574	-2,546	-1,859

Net fee and commission income		5,963	10,725	7,603

Net profit/loss on financial operations	(6)	17,563	-23,776	14,272
Foreign exchange gains and losses		-616	-160	111

Total operating income		261,233	210,281	233,715

Expenses
General administrative expenses
Personnel expenses	(7)	-30,774	-28,971	-30,496
Other administrative expenses	(8)	-12,424	-12,321	-13,872
Depreciation	(14)	-1,675	-1,937	-6,841

Total operating expenses		-44,873	-43,228	-51,209

Profit before loan losses		216,359	167,053	182,506
Net loan losses	(9)	-5,378	5,957	-524

Net Profit for the year		210,981	173,009	181,982

Other Comprehensive income
Items that will not be reclassified to income statement
Fair value hedges
Valuation of cross currency basis spread		25,167	6,160	15,786

Total other comprehensive income		25,167	6,160	15,786

Total Comprehensive income		236,148	179,169	197,768